As filed with the Securities and Exchange Commission on October 21, 2020
Registration No. 333-234511

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MorphoSys AG
(Exact name of registrant as specified in its charter)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semmelweisstrasse 7
82152 Planegg
Germany
Telephone: +49 89-89927-0
(Address of Principal Executive Offices)

Restricted Stock Unit Program 2019 (US Inc.)
Restricted Stock Unit Program 2020 (US Inc.)
Restricted Stock Unit Program October 2020 (US Inc.)
(Full title of the plan)

_____________________

MorphoSys US Inc.
470 Atlantic Avenue, 14th floor
Boston, MA 02210
(Name and Address of Agent For Service)
Tel: +1 (617) 273-8273
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stephan Hutter
Skadden, Arps, Slate, Meagher & Flom LLP
TaunusTurm
Taunustor 1
60310 Frankfurt am Main
Germany
Tel: +49 69 74220 0

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On May 22, 2019, the General Meeting (Hauptversammlung) of MorphoSys AG (the “Company”) authorized the Management Board (Vorstand) of the Company, with the consent of the Supervisory Board (Aufsichtsrat) of the Company, until April 30, 2024 (including) to increase the Company’s registered share capital by up to €159,197.00 against cash contributions and/or contributions in kind once or several times by issuing up to 159,197 new no-par value bearer shares of the Company (auf den Inhaber lautende Stückaktien) (“Authorized Capital 2019-I”). The Authorized Capital 2019‑I only serves the purpose of delivering shares of the Company against the contribution of cash payment claims resulting from restricted stock units (“RSUs”), in order to settle RSUs that were granted to employees. The Company filed a Registration Statement on Form S-8 on November 5, 2019 (File No. 333-234511) registering 127,357 shares in respect of its Restricted Stock Unit Program 2019 (US Inc.) (the “RSU Plan 2019”). Shares from the RSU Plan 2019 are issued pursuant to Authorized Capital 2019-I.

On April 1, 2020, the Company’s Supervisory Board (Aufsichtsrat) approved the Restricted Stock Unit Program 2020 (US Inc.) (the “RSU Plan 2020”). Any shares issued from the RSU Plan 2020 are issued pursuant to Authorized Capital 2019-I. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, Post-Effective Amendment No. 1 to Registration Statement No. 333-234511 was filed to cover the issuance of shares under the RSU Plan 2020 once they are no longer issuable pursuant to the RSU Plan 2019.

On October 1, 2020, the Company’s Supervisory Board (Aufsichtsrat) approved the Restricted Stock Unit Program October 2020 (US Inc.) (the “RSU Plan October 2020”). Any shares issued from the RSU Plan October 2020 are issued pursuant to Authorized Capital 2019-I. The plan documentation for the RSU Plan October 2020 is the same as for the RSU Plan 2020. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 2 to Registration Statement No. 333-234511 is hereby filed to cover the issuance of shares under the RSU Plan October 2020 once they are no longer issuable pursuant to the RSU Plan 2019 and the RSU Plan 2020. A total of 127,357 RSUs may be granted pursuant to the RSU Plan 2019, RSU Plan 2020 and RSU Plan October 2020.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
(a) The Registrant’s Annual Report on Form 20-F filed with the Commission on March 18, 2020; and
(b) The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38455) filed with the Commission on April 12, 2018.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, to the extent designated therein, certain reports on Form 6-K the Registrant submits to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under German law, the Registrant may not, as a general matter, indemnify members of its management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of the Registrant. The Registrant will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services for the Registrant.
The Registrant provides directors’ and officers’ liability insurance for the members of its management and supervisory boards against civil liabilities, including liability under the Securities Act, which they may incur in connection with their activities on behalf of the Registrant.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The list of exhibits is set forth under “Index of Exhibits” at the end of this registration statement and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Planegg, Germany on this 21st day of October 2020.
MorphoSys AG

By:	/s/ Dr. Jean-Paul Kress
Name:	Dr. Jean-Paul Kress
Title:	Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to Registration Statement No. 333-234511 has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title

/s/ Dr. Jean-Paul Kress	Chief Executive Officer
Name: Dr. Jean-Paul Kress

*	Chief Financial Officer and Principal
Name: Jens Holstein	Accounting Officer

*	Chairman of the Supervisory Board
Name: Dr. Marc Cluzel

*	Member of the Supervisory Board
Name: Krisja Vermeylen

*	Member of the Supervisory Board
Name: Wendy Johnson

*	Member of the Supervisory Board
Name: Dr. George Golumbeski

*	Member of the Supervisory Board
Name: Michael Brosnan

*	Member of the Supervisory Board
Name: Sharon Curran

*	Authorized Representative in the United States
Name: David Trexler

*
The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 2 to Registration Statement No. 333-234511 pursuant to a power of attorney executed by the above-named persons and filed with the Commission as an Exhibit to this Amendment No. 2.

By:	/s/ Dr. Jean-Paul Kress
Name:	Dr. Jean-Paul Kress
Title:	Chief Executive Officer

INDEX OF EXHIBITS
Exhibit Number	Description

4.1	Articles of Association of MorphoSys AG (incorporated herein by reference to Exhibit 1 to MorphoSys’s 2019 Annual Report on Form 20-F (File No. 001-38455))

4.2	Specimen Certificate for Global Shares of the Registrant (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-223843))

4.3	Restricted Stock Unit Program 2019 (US Inc.) (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-234511))

4.4	Restricted Stock Unit Program 2020 (US Inc.) (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form S-8 (File No. 333-234511))

5.1*	Opinion of Charlotte Lohmann and Klaus de Wall

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Charlotte Lohmann and Klaus de Wall (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (incorporated herein by reference to the registration statement on Form S-8 (File No. 333-234511))

* filed herewith